Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Gazelle Parent, Inc. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a future director of the Company following the consummation of the business combination between the Company (which shall be known as Obsidian Therapeutics, Inc.), Obsidian Therapeutics, Inc. (which shall be known as Obsidian Therapeutics Sub, Inc.), and Galera Therapeutics, Inc., as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 20, 2026

/s/ Matthew Norkunas
Name: Matthew Norkunas